EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Chris Apple
AMX Corporation
800.222.0193
chris.apple@amx.com

AMX Announces the Departure of Its Vice
President of Finance and Chief Financial Officer

RICHARDSON, TX—February 17, 2003—AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, announced that effective today Jean M. Nelson is no longer employed as Vice President of Finance and CFO of AMX. Ms. Nelson’s departure was not as a result of any disagreements on any matter of accounting principles or practices or financial statement disclosure. AMX is seeking a replacement Vice President and Chief Financial Officer.

In the interim period, Chris Apple, AMX’s Vice President of Corporate Development has been appointed interim CFO. Mr. Apple has been employed by AMX since December 1, 2001. He is a CPA and has held prior executive level or CFO positions at BEI Holding Corporation, Alcatel (formerly DSC Corporation), Answersoft, and Sevin Rosen Funds. Mr. Apple began his career at Ernst & Young where he spent 7 years in assurance and advisory services after graduating from Oklahoma State University.

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Statements made in this press release that state AMX’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause AMX’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of AMX’s near term results, based on current information available pertaining to AMX, including the aforementioned risk factors. Actual results could differ materially.